Exhibit 3.1

                           CERTIFICATE OF DESIGNATION
                            SERIES B PREFERRED STOCK

                                MICROHELIX, INC.

      microHelix, Inc., an Oregon corporation (the "Company"), certifies that pursuant to the authority contained in Article II of its Amended and Restated Articles of Incorporation, as amended (the "Articles"), and in accordance with the provisions of Section 60.134 of the Oregon Revised Statutes, its Board of Directors (the "Board") on April 6, 2005 duly adopted the following resolution creating a series of its no par value preferred stock:

      RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, as amended, the Board of Directors hereby authorizes the issuance of Series B Preferred Stock of the Company and designates, pursuant to Section 60.134 of the Oregon Revised Statutes, the rights, preferences, privileges, restrictions and other matters relating to such Series B Preferred Stock as follows:

      1. DESIGNATION AND AMOUNT. 2,250,000 shares of the Company's authorized Preferred Stock are hereby designated as Series B Preferred Stock (the "Series B Preferred Stock").

      2. DIVIDEND PROVISIONS. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company, at the rate of $0.15 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, payable quarterly in arrears when, as and if declared by the Board of Directors of the Company (the "Board"). Such dividends shall be cumulative and may, at the election of the Board, be paid in cash or in shares of the Company's Common Stock. If any such dividend is paid in Common Stock, the value of each share of such Common Stock for purposes of such dividend shall be equal to average closing trading price for the Company's Common Stock as reported by Nasdaq for the 10 trading days immediately prior to the date on which any such dividend is declared.. After payment of such dividends, any additional dividends shall be distributed among the holders of Series B Preferred Stock and Common Stock so that the holders of Series B Preferred Stock receive at least their pro rata share of such additional dividends based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series B Preferred Stock into Common Stock at the then effective Conversion Rate (as defined in Section 4.1 below) for the Series B Preferred Stock).

      3. LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company shall be distributed in the following priority:

            3.1 SERIES B PREFERRED LIQUIDATION PREFERENCE. The holders of the Series B Preferred Stock shall be entitled to receive an amount equal to $2.00 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, plus cumulative unpaid dividends from the original issuance date of such share of Series B Preferred Stock (the "Liquidation Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

            3.2 COMMON STOCK LIQUIDATION PREFERENCE. After payment of the entire Liquidation Preference to the holders of Series B Preferred Stock, the holders of Common Stock shall be entitled to receive an amount equal to $0.25 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Common Stock then held by them, plus any cumulative unpaid dividends.

            3.3 REMAINING ASSETS. After payment in full of the distributions described in Section 3.1 and Section 3.2, the remaining assets of the Company shall be distributed pro rata to the holders of Common Stock and to the holders of Series B Preferred Stock based on the number of shares of Common Stock then held by each holder (assuming conversion of all Series B Preferred Stock into Common Stock at the then effective Conversion Rate for the Series B Preferred Stock).

      4. CONVERSION. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            4.1 RIGHT TO CONVERT. Subject to Section 4.3, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the amount of $1.00 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) (the "Original Issue Price") by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for Conversion (such quotient, the "Conversion Rate"). The initial Conversion Price per share of Series B Preferred Stock shall be $0.25. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4.4.

            4.2 AUTOMATIC CONVERSION. Each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such share immediately upon the date specified by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock.

            4.3 MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to convert such Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such series of Series B Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date.

            4.4 CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

                  (a) ISSUANCE OF ADDITIONAL STOCK BELOW PURCHASE PRICE. If the Company should issue, at any time after the date upon which any shares of Series B Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4.4(a), unless otherwise provided in this Section 4.4(a).

                  (i) ADJUSTMENT FORMULA. Whenever the Conversion Price is adjusted pursuant to this Section 4.4(a)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of shares of Common Stock that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For the purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock (X) issuable upon conversion of outstanding securities or instruments that are convertible into Common Stock, (Y) issuable upon exercise of outstanding securities or instruments that are exercisable for shares of Common Stock and (Z) issuable upon the exercise or conversion, as applicable, of securities or instruments that are themselves issuable upon exercise or conversion of convertible or exercisable securities or instruments.

                  (ii)  DEFINITION OF  "ADDITIONAL  STOCK." For purposes of this
            Section 4.4(a), "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4.4(a)(v) by the Company after the Purchase Date) other than:

                        (1) Common  Stock  issued  pursuant to stock  dividends,
                  stock splits or similar transactions, as described in Section 4.4(b) hereof;

                        (2) Up to 300,000  shares of Common  Stock (the  "Equity
                  Pool Cap") (as adjusted for stock splits, stock dividends, reclassification and the like) issued or issuable to employees, officers, directors or consultants of the Company directly or pursuant to warrants, a stock option plan or a restricted stock plan approved by the Board; provided, that there shall be added to the Equity Pool Cap the number of shares of Common Stock (X) that are issuable upon exercise of options or warrants and remain unexercised upon the termination or expiration of such options or warrants or (Y) that are repurchased by the Company pursuant to a contractual right of repurchase upon the termination of an employee's, officer's, director's or consultant's services to the Company; provided further, issuances to which both this Section 4.4(a)(ii)(2) and any other subsection of Section 4.4(a)(ii) apply shall not count against the Equity Pool Cap;

                        (3) Common  Stock,  or options or  warrants  to purchase
                  Common Stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, in each case provided that such transaction is approved by the Board;

                        (4) Common  Stock,  or options or  warrants  to purchase
                  Common Stock, issued in connection with acquisitions, mergers or similar transactions, in each case provided that such transaction is approved by the Board;

                        (5) Shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock;

                        (6) Shares of Common Stock issued or issuable in underwritten public offerings of the Company's securities; and

                        (7) Shares of Common Stock of the Company, or securities
                  or instruments convertible into or exercisable for shares of Common Stock of the Company, the issuance of which has been approved (either prior to or following such issuance) by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock.

                  (iii) NO FRACTIONAL ADJUSTMENTS. No adjustment of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.

                  (iv) DETERMINATION OF CONSIDERATION. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board and the vote or consent, either in writing or at a meeting, of the holders of two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, irrespective of any accounting treatment.

                  (v) DEEMED ISSUANCES OF COMMON STOCK. In the case of the issuance (whether before, on or after the applicable Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of
            Common Stock (the "Common Stock Equivalents"), the following provisions shall apply for all purposes of this Section 4.4(a):

                        (1) The  aggregate  maximum  number  of shares of Common
                  Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalent and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4.4(a)(iv)).

                        (2) In the event of any  change in the  number of shares
                  of Common Stock deliverable or in the consideration payable to the Company upon conversion, exchange or exercise of any Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

                        (3)  Upon  the   termination   or   expiration   of  the
                  convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

                        (4) The number of shares of Common Stock  deemed  issued
                  and the consideration deemed paid therefor pursuant to Section 4.4(a)(v)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4.4(a)(v)(2) or Section 4.4(a)(v)(3).

                  (vi) NO INCREASED CONVERSION PRICE.  Notwithstanding any other provisions of this Section 4.4(a), except to the limited extent provided for in Sections 4.4(a)(v)(2) and Section 4.4(a)(v)(3), no adjustment of the Conversion Price pursuant to this Section 4.4(a) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                  (b) STOCK SPLITS AND DIVIDENDS. In the event the Company should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4.4(a)(v).

                  (c) REVERSE STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

            4.5 OTHER DISTRIBUTIONS. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.4(b), then, in each such case for the purpose of this Section 4.5, the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

            4.6 RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4) provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

            4.7 NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.

            4.8 NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                  (a) No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  (b) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price for the Series B Preferred Stock at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series B Preferred Stock.

            4.9 NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; provided, that such notice period may be shortened or waived upon the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock.

            4.10 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles.

            4.11 NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.

            4.12 STATUS OF CONVERTED STOCK. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled, shall not be re-issuable by the Company, and shall be eliminated from the shares of capital stock the Company is authorized to issue.

      5. VOTING RIGHTS. Except as expressly provided by the Articles or as provided by law, the holders of Series B Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company, and the holders of Common Stock and the Series B Preferred Stock shall vote together as a single class on all matters. Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could at the time of such vote be converted. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the Preferred Stock voting on an as-converted basis shall (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) be rounded down to the nearest whole number.

      6. PROTECTIVE PROVISIONS. So long as at least one-half (1/2) of the shares of Series B Preferred Stock issued by the Company remain outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Company shall not without first obtaining the approval by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the then outstanding shares of Series B Preferred Stock, voting together as a separate class:

                  (a) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares of such series;

                  (b) increase or decrease (other than by conversion) the total number of authorized shares of Series B Preferred Stock;

                  (c) authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series B Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends, redemption, conversion or upon liquidation;

                  (d) declare or authorize any dividends with respect to shares of Common Stock; or

                  (e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply (i) to the redemption of Series B Preferred Stock pursuant to the Articles, or (ii) to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to written agreements under which the Company has the option to repurchase such shares at the original purchase price of such shares (or a lower price) upon the occurrence of certain events, such as the termination of employment.

      7. REDEMPTION. The Company may call the Series B Preferred Stock for redemption at any time after March 31, 2006 for $1.50 per share (as adjusted for stock splits, stock dividends, recapitalizations and the like), upon 30 days written notice to holders of all outstanding Series B Preferred Stock. Not later than 30 days prior to the applicable redemption date, the Company shall mail to each holder of record of the Series B Preferred Stock at its address shown on the records of the Company a redemption notice, which shall set forth the redemption date, redemption amount, and the location where the holder is to surrender to the Company its certificates representing the Series B Preferred Stock to be redeemed. Each holder shall surrender its certificate or certificates, duly endorsed in blank or accompanied by a duly endorsed stock power attached thereto, to the Company and upon receipt, the redemption amount shall be paid by the Company to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired. If any shares of Series B Preferred Stock are not redeemed solely because a holder failed to surrender the certificate or certificates representing such shares pursuant to this Section 7, then from and after the applicable redemption date, and except for the continuing right to receive payment under this Section 7 (which shall not bear interest), such shares of Series B Preferred Stock subject to redemption shall not be entitled to any further rights as Series B Preferred Stock.

      8. WAIVER; AMENDMENT. Any provision of this Certificate of Designation may be waived (a) by any individual holder of Series B Preferred Stock, with respect to such holder; or (b) by the vote or consent, either in writing or at a meeting, of the holders of at least two-thirds (2/3) of the shares of Series B Preferred Stock then outstanding, with respect to all holders of Series B Preferred Stock. Any provision of this Certificate of Designation may be amended with (i) the approval of the Board; and (ii) the vote or consent, either in writing or at a meeting, of the holders of at least two thirds (2/3) of the then outstanding shares of Series B Preferred Stock.